Exhibit 99.2

NII Holdings Names Steve Shindler
Chief Executive Officer

RESTON, Va. - May 2, 2013 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communications services operating under the Nextel brand in Latin America, announced today that its Board of Directors has appointed Steven M. Shindler to the permanent position of chief executive officer, effective immediately. Mr. Shindler had been holding the dual role of chairman of the Board and interim chief executive officer while the Board conducted an extensive search for a chief executive.

“Having been in the role on an interim basis for several months, I am excited to serve as NII's CEO permanently and I am fully committed to the continued success of NII Holdings,” Mr. Shindler said. “I will continue to focus my attention on the build-out of our 3G networks, high-quality subscriber growth, key financial metrics and providing a quality product and superior customer experience, all with the goal of driving success for our customers, our employees and our shareholders. We have a strong brand, a tremendous group of fully engaged employees and a loyal customer base that expects the best possible service from us. I am excited to lead this company once again, working together with our Board and our strong and committed team, to accomplish many great things.”

Mr. Shindler has served as chairman of NII Holdings since 2000 and was the company's CEO from 2000 to 2008. He served as chief financial officer of Nextel Communications from 1996 to 2000. Earlier, from 1987 to 1996, Mr. Shindler was managing director of Toronto-Dominion Bank, where he raised capital for wireless companies.

“The Board is very pleased that Steve Shindler has agreed to return to the CEO position on a permanent basis. Upon completing an extensive search for a permanent chief executive, the Board concluded that Steve had the right combination of experience, drive and commitment that is necessary for success in this role,” said Carolyn F. Katz, Lead Independent Director on the company's Board. “During his previous tenure as CEO, Steve oversaw a restructuring of the company that was followed by a sustained period of profitable growth. Steve is known for clear decision-making, sound strategic direction and effective engagement with employees. We appreciate his willingness to take on this important role and fully support his vision for the company.”

In connection with Mr. Shindler's appointment on a permanent basis, the Board of Directors is considering whether to separate the positions of chairman of the Board and chief executive officer. Although the Board believes many factors are relevant to this decision and continues to consider these factors, the Board currently expects to separate the positions of chairman and chief executive officer and to appoint a non-executive chairman in the near future.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect and International Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., and are used by NII's subsidiaries under license in Latin America.

Visit NII's news room for news and to access our markets' news centers: www.nii.com/newsroom.

Media Contacts:

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations: Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com